NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades
(508) 947-4343

MAYFLOWER BANCORP REPORTS SECOND QUARTER EARNINGS
AND PAYMENT OF DIVIDEND

           (Middleboro, MA), November 22, 2011 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR), the holding company for Mayflower Cooperative Bank, today reported net income of $293,000 or $0.14 per share for its second quarter ended October 31, 2011, compared to earnings of $385,000 or $0.19 per share for the same quarter last year.  The diluted earnings per share for the second quarter were $0.14 compared to $0.19 per share for the second quarter of last year.

For the six months ended October 31, 2011, net income was $652,000 or $0.31 per share, compared to earnings of $721,000 or $0.35 per share for the same period last year.  On a diluted per share basis, earnings for the six months were $0.31 per share compared to $0.35 per share for the same period last year.

Net interest income for the quarter ending October 31, 2011 decreased by $52,000 to $2.1 million.  This reduction was due to a decrease in the Company’s net interest margin, from 3.79% in the October 2010 quarter to 3.66% in the October 2011 quarter.  Average interest earning assets for the period increased from $226.4 million for the quarter ended October 31, 2010 to $229.0 million for the quarter ended October 31, 2011 and average interest bearing liabilities grew from $225.5 million for the quarter ended October 31, 2010 to $225.8 million for the quarter ended October 31, 2011.

Non interest income for the quarter decreased by $88,000, primarily due to a decrease of $146,000 in gains on sales of residential first mortgages to the secondary mortgage market, partially offset by an increase of $60,000 in gains on sales of investments.  Additionally, customer service fees decreased by $9,000, due primarily to declining ATM surcharge revenue and other income decreased by $2,000.  These decreases were offset by an increase of $7,000 in debit card interchange income and an increase of $2,000 in loan origination and other loan fees.

As compared to the same period last year, total operating expenses increased by $43,000 for the quarter ended October 31, 2011.  This increase was partially a result of an increase of $44,000 in salary and benefit expense and an increase of $43,000 in other operating expenses, a result of higher legal expenses incurred by the disposition of troubled loans.  Offsetting these increases was a decrease of $44,000 in FDIC assessment expense, a result of previous modification of the FDIC deposit insurance assessment base calculation.

The provision for loan losses for the quarter ended October 31, 2011 was $50,000, compared to $76,000 for the quarter ended October 31, 2010.  In determining the appropriate level for the allowance for loan loss, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the loan loss reserve on a regular basis, and consider the allowance as constituted to be adequate at this time.

For the six months ended October 31, 2011, net interest income was $4.2 million, a decrease of $83,000 compared to the prior year six-month period.  This can be attributed to a decrease in the Company’s net interest margin, which declined from 3.79% for the six months ended October 31, 2010 to 3.62% for six months ended October 31, 2011.  Average interest earning assets for the six months ended October 31, 2011 were $232.8 million as compared to $227.2 million for the six months ended October 31, 2010 and average interest bearing liabilities were $230.3 million compared to $226.8 million for the same six-month period one year ago.

For the six months ended October 31, 2011, non interest income decreased by $124,000, primarily due to a decrease of $180,000 in gains on sales of residential first mortgages, partially offset by an increase of $86,000 in gains on sales of investments.  Additionally, customer service fees decreased by $35,000 and loan origination and other loan fees decreased by $8,000.  These decreases were partially offset by an increase of $14,000 in debit card interchange income.

Total operating expenses decreased by $19,000 to $3.9 million for the six months ended October 31, 2011.  This decrease was attributable to a decrease of $26,000 in occupancy and equipment expense, a decrease of $86,000 in FDIC assessment expense, a decrease of $12,000 in data processing expense, and a decrease of $18,000 in losses and expenses of foreclosed real estate.  These decreases were partially offset by an increase of $59,000 in salary and benefit expense and an increase of $64,000 in other expenses, partially due to increased legal fees for troubled loans.

The provision for loan losses for the six-month period ended October 31, 2011 was $107,000, compared to $136,000 for the six months ended October 31, 2010.  The allowance for loan loss as a percentage for net loans was 0.94% at October 31, 2011, compared to 0.98% at April 30, 2011.

Since the end of the April 30, 2011 fiscal year, total assets of the Company have increased by $3.4 million, ending at $250.3 million as of October 31, 2011.  During the six-month period, cash and cash equivalents increased by $4.6 million and total investments increased by $2.0 million.  These increases were offset by a decrease of $1.9 million in net loans receivable.  This reduction in loan balances is a result of a decrease of $617,000 in net construction loans outstanding, a decrease of $557,000 in home equity loans and lines of credit, a decrease of $559,000 in commercial loans and mortgages, and a decrease of $284,000 in residential mortgages.  These decreases were partially offset by an increase of $72,000 in consumer loans.  During the six months ended October 31, 2011, total deposits increased by $3.5 million.  This growth was comprised of an increase of $2.3 million in money market deposit accounts and an increase of $4.8 million in checking and savings accounts as offset by a decrease of $3.6 million in certificates of deposit.  Finally, advances and borrowings decreased by $1.0 million.

As of October 31, 2011, non-performing assets totaled $850,000, compared to $2.9 million at April 30, 2011 and to $1.5 million at October 31, 2010.  The decrease from April 30, 2011 is a result of a reduction of $1.1 million in non-performing loans and a reduction of $945,000 in real estate acquired by foreclosure.  The allowance for loan losses as a percentage of non-performing loans was 198.3% at October 2011, compared to 71.3% at April 2011.

Total stockholders’ equity was $21.7 million at October 31, 2011, compared to $21.2 million at April 30, 2011.  Tier 1 capital to average assets stood at 8.36% at October 31, 2011, compared to 8.35% at April 30, 2011.  The increase in total equity is the result of net income for the six months of $652,000, stock-based compensation credits of $17,000, and an increase of $130,000 in the net unrealized gain on securities available-for-sale.  A $0.12 per share dividend to shareholders totaling $249,000 and Company stock repurchases totaling $50,000 partially offset these increases in total equity.

In conjunction with these announcements, the Company also reported that its Board of Directors has declared a quarterly cash dividend of $0.06 per share to be payable on December 13, 2011, to shareholders of record as of December 6, 2011.

Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

Mayflower Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Information
(Dollars in thousands, except per share information)

	October 31,	April 30,
	2011	2011

Total assets	$250,317	$246,883
Loans, net	122,578	124,497
Interest-bearing deposits in banks	10,788	6,256

Investment securities:
Held to maturity	46,391	45,554
Available for sale, net	47,502	46,350
Deposits	224,553	221,023
Advances and borrowings	2,500	3,500
Stockholders' equity	21,677	21,177

Tier 1 Capital to average assets	8.36%	8.35%
Tier 1 Capital to risk-weighted assets	15.58%	15.07%
Book value per share	$10.47	$10.21

	Three months ended		Six months ended
	October 31,		October 31,
	2011	2010	2011	2010
Statement of operations
Interest and dividend income	$2,461	$2,652	$4,993	$5,345
Interest expense	366	505	775	1,044
Net interest income	2,095	2,147	4,218	4,301

Provision for loan losses	(50)	(76)	(107)	(136)
Gain on sales of loans	57	203	134	314
Gain on sales of investments	74	14	134	48
Other non interest income	266	268	539	569
Operating expenses	(2,001)	(1,958)	(3,947)	(3,966)
Income before income taxes	441	598	971	1,130
Income taxes	148	213	319	409

Net income	$293	$385	$652	$721

Earnings per share - basic	$0.14	$0.19	$0.31	$0.35

Earnings per share - diluted	$0.14	$0.19	$0.31	$0.35

Dividends per share	$0.06	$0.06	$0.12	$0.12

Weighted average shares outstanding	2,071,090	2,084,715	2,072,642	2,083,983

Annualized return on average assets	0.47%	0.62%	0.52%	0.58%

Annualized return on average equity	5.43%	7.33%	6.08%	6.93%

Net interest spread	3.65%	3.79%	3.62%	3.79%

Net interest margin	3.66%	3.79%	3.62%	3.79%

Mayflower Bancorp, Inc. and Subisidary
Analysis of Loans Past Due
(Dollars in thousands)
	October 31,	April 30,	October 31,
Loans past due over 90 days:	2011	2011	2010

Residential mortgages	$169	$1,108	$-
Home equity loans and lines of credit	99	139	99
Commercial and construction mortgages	-	456	-
Commercial time and demand loans	-	-	20
Consumer and other loans	-	-	-
	$268	$1,703	$119

Loans past due over 90 days as a percentage of:

Net loans receivable	0.22%	1.37%	0.10%
Total assets	0.11%	0.69%	0.05%

Non-performing assets

**Non-accrual loans	$584	$1,703	$119
Real estate acquired by foreclosure	266	1,211	1,379
	$850	$2,914	$1,498

Non-performing assets as a percentage of:

Net loans receivable	0.69%	2.34%	1.22%
Total assets	0.34%	1.18%	0.60%

Allowance for loan losses	$1,158	$1,214	$1,313

Allowance for loan losses as a percentage of non-performing loans	198.29%	71.29%	1103.36%

Allowance for loan losses as a percentage of net loans	0.94%	0.98%	1.07%

** includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest